Exhibit 3.02

	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE 101 N. CARSON ST., STE 3 CARSON CITY, NEVADA 89701-4956	Telephone 702.687.3203
Dean Heller		Fax 702.687.3471
Secretary of State		Web site http://sos.state.nv.us
Filing Fees

FILED# C21959-97
DEC 27 1999	Certificate of Amendment to Articles of Incorporation For Profit Nevada Corporation (Pursuant to NRS 78.385 and 78.390- After Issuance of Stock)
IN THE OFFICE OF /s/ Dean Heller DEAN HELLER SECRETARY OF STATE

1. Name of corporation: Zurich U.S.A., Inc.

2. The articles have been amended as follows (provide article numbers, if available):
Article Fourth- Number of shares amended to 10,000,000 as .01 par value

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  2                 .

4. Signatures:

/s/ W. Bruce Holden

_________________________________

President/Secretary

Secretary or Asst. Secretary

(acknowledgment required)

(acknowledgement not required)

State of:  California

County of:  Butte

This instrument was acknowledged before me on

    December 22                                   ,   1999, by

   W. Bruce Holden                      (Name of Person)

as  President

NOTARY PUBLIC SEAL

as designated to sign this certificate

of ________________________________________

 (name on behalf of whom instrument was executed)

/s/ Miste L. Boyer

                   Notary Public Signature